Exhibit 99.2

PRESS RELEASE

Date:	May 5, 2017

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	David W. Heeter
(765) 747-2800

MutualFirst Financial Holds Annual Meeting

Muncie, Indiana – May 5, 2017 – MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company for MutualBank, held its eighteenth annual meeting of stockholders at the Bank’s headquarters on May 4, 2017. It was the 127th annual meeting for MutualBank.

The company acted on three items of business during the annual meeting. The first order of business was to re-elect Linn A. Crull, Wilbur R. Davis and Charles J. Viater as directors for a term of three years. The second order of business was the approval of an advisory (non-binding) resolution to approve executive compensation as disclosed in the Proxy Statement, and the third item of business was to ratify the appointment of BKD, LLP as the company’s independent registered public accountant for the fiscal year ending December 31, 2017.

CEO Heeter commented, “2016 continued our Company’s earnings momentum. We are making progress on our strategic plan and increased performance is the result.

The following directors were elected:

Linn A. Crull. Mr. Crull is a Certified Public Accountant and has been a member and managing partner of the accounting firm of Whitinger & Company, LLC, Muncie, Indiana, since 1979. Mr. Crull has over 35 years of experience in public accounting, including conducting audits and preparing financial statements, and his knowledge of generally accepted accounting principles brings important technical expertise to the Board and was critical to his selection for service on the Board and the Audit/ Compliance Committee. His years of providing business consulting services to a broad range of companies has provided him with knowledge of compensation issues that aids the Board and the Compensation Committee. His skills and experience as a member of a financial advisory firm provides insight into various investment vehicles that supports the Board and the Trust Committee.

Wilbur R. Davis. Mr. Davis currently serves as President of the Ball State Innovation Corporation, the technology transfer and commercialization arm of Ball State University. Mr. Davis also served as co-founder and President of Ontario Systems, LLC, a computer software company located in Muncie, Indiana from 1980 until July, 2008 and Chairman until January 1, 2016. He is the Chairman of the Board of Directors of the Company and the Bank. Mr. Davis brings management expertise, as well as information technology knowledge to the Board. His participation in our local business community for over 30 years brings a knowledge of the local economy and business opportunities to the Bank.

Charles J. Viater. Mr. Viater has served as Senior Vice President of the Company and Regional President of the Bank since July 2008. He had served as president, chief executive officer and a director of MFB Corp. and its banking subsidiary for 13 years prior to their acquisition by the Company in 2008. Prior to its acquisition by the Company, MFB Corp. had $500 million in assets and was operated under the leadership of Mr. Viater. Mr. Viater’s over 30-year background in bank operations and knowledge of the local communities we now serve after the MFB Corp. acquisition are important to the Board. He has training as a CPA.

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution since 1889. MutualBank has twenty-seven full-service retail financial centers in Allen, Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank has two offices located in Fishers and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank also operates a wholly owned subsidiary named Summit Mortgage which operates out of Fort Wayne, Indiana. MutualBank provides a full range of financial services including commercial and business banking, personal banking, wealth management, trust services, investments and internet banking services. The Company’s stock is traded on the NASDAQ National Market under the symbol “MFSF.” Additional information can be found online at www.bankwithmutual.com

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.